SHAREHOLDER SERVICE AGREEMENT
                          (CLASS A AND CLASS B SHARES)

         By this agreement, dated ____________, 19___ (the "Agreement"), AmeriPrime Financial Securities, Inc., with its principal office located at 1793 Kingswood Drive, Suite 200, Southlake, TX 76092 ( the "Distributor") and ______________________________________________, with its principal offices
located  at   ________________________________,   ("Service  Provider"),  hereby
covenant, warrant and agree as follows:

          1. The TANAKA Funds, Inc. (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940 (the "Act"). The Trust operates a series called the TANAKA Growth Fund (the "Fund"). The Trust is further authorized to issue shares of beneficial interest in the Fund ("Shares"). Pursuant to Rule 12b-1 under the Act, Class A and Class B of the Fund have each adopted a plan of distribution (each a "Distribution Plan") pursuant to which the applicable Class may utilize a portion of its assets to engage in any activities related to the distribution of its Shares, including, but not limited to, the following:

                  payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Shares;

                  payments  including  incentive  compensation,   to  securities
dealers or other financial intermediaries, financial institutions, investment advisors and others that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders;

          expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this
Plan) who engage in or support distribution of Shares or who render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request;

                  costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund;

          costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

          costs of preparing, printing and distributing sales literature;

          costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and

          costs of implementing and operating the Plans.

          Pursuant to the terms of this Agreement, Service Provider agrees, upon request of the Trust, to undertake from time to time distribution efforts to promote the sale of Shares, including without limitation any of the activities set forth in paragraph 1 above. Service Provider warrants to the Trust that in fulfilling its obligations herein, Service Provider will not solicit, offer, promote, or sell Shares of the Fund to its clients or to third parties unless Service Provider is first properly registered as a broker/dealer and has signed a separate written agreement with the Distributor to sell Shares (a "Dealer
Agreement"). It is expressly understood and agreed by each party that this Agreement is not a Dealer Agreement.

          3. As compensation for providing the services set forth in paragraph 2 above, the Distributor agrees to pay to Service Provider, subject to the limitations as hereinafter set forth, Monthly Compensation based on the following formula:

          (Monthly Average Assets x .0025) / 12 = Monthly Compensation

          Monthly Average Assets means the total closing daily value of assets invested in the applicable Class for each day of the month, averaged over that month, by Shareholders for whom Service Provider provides the services set forth in Paragraph 2 above. This includes Shares which are owned of record by the Service Provider as nominee for Service Provider's customers or which are owned by the customers for which Service Provider is the customer's dealer or service provider of record (as maintained by the Trust or its designee). The Distributor may increase, decrease or discontinue the fee at any time in its sole discretion upon written notice to Service Provider.

          4. The Distributor shall make the determination of the net asset value of the applicable Class, which determination shall be made in the manner specified in the Fund's current Prospectus, and pay to Service Provider, on the basis of such determination, the fee specified above, to the extent permitted under the Plan. Payment of such fee shall be made promptly after the close of each quarter for which such fees are payable. No such fee will be paid to the Service Provider with respect to shares purchased by the Service Provider and redeemed or repurchased by the Fund, its agent or the Distributor within seven
(7) business days after the date of confirmation of such purchase. In addition, no such fee will be paid to the Service Provider with respect to any of its customers if the amount of such fee based upon the value of such customer's shares will be less that $25.00.

          5. The Distributor agrees to provide, upon request and at its sole expense and discretion, current copies of the Trust's prospectuses and sales and marketing literature to Service Provider for use by Service Provider in the discharge of its obligations as heretofore described. Service Provider agrees to comply with the provisions contained in all applicable securities laws governing the distribution of Prospectuses to persons to whom it offers Shares of the Trust. Service Provider further agrees to deliver, upon the request of the Trust, copies of any amended Prospectus to purchasers whose Shares it is holding in omnibus accounts or as shareholder of record and to deliver to such persons materials of the Trust. The Trust will conduct its business in accordance with the procedures set forth in, and the requirements of, the Prospectus, including the prompt execution of orders for the purchase and redemption of Shares and the servicing of shareholder accounts.

          6. This Agreement will automatically terminate in the event of its assignment or upon a failure by the Trust's Board of Trustees to continue to approve the Distribution Plan. This Agreement may be terminated by any of the parties, without penalty, upon thirty (30) days' prior written notice to the other parties. This Agreement may also be terminated as to any Class at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not "interested persons" and who have no direct or indirect financial interest in the applicable Plan or in any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the outstanding voting securities of the applicable Class on thirty days' written notice.


          7. This Agreement shall remain in full force and effect for a period of one year from the date first noted above and from year to year thereafter, subject to annual approval by the Board of Trustees and of the trustees who are not "interested persons" (as such term is defined in the Investment Company Act of 1940) of the Trust and have no direct or indirect financial interest in the operation of the Distribution Plans or in any agreements related to the Distribution Plans.


          8. The parties acknowledge and agree that Service Provider is acting as an independent contractor, and nothing contained in this Agreement shall be construed in such a manner that Service Provider shall be considered an agent or employee of the Trust or the Distributor. The parties to this Agreement expressly state and affirm that Service Provider is not an agent or employee of the Trust or Distributor.


          9. Notwithstanding anything to the contrary herein, Service Provider will indemnify the Trust, the Distributor, the advisor, transfer agent and custodian of the Trust, and their respective officers, directors, trustees, partners, employees and agents, and hold them harmless from any claims or assertions relating to the lawfulness of Service Provider's participation in this Agreement and the transactions contemplated hereby or relating to any activities or omissions of any persons or entities affiliated with Service
Provider's company which are performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the indemnified parties shall have the right to engage in their own defense, including the selection and engagement of legal counsel of their choosing, and all costs of such defense shall be borne by Service Provider.

          10. The Trust shall have full authority to take such action as it may deem advisable in respect to all matters pertaining to the offering of Shares, including the right in its discretion, without notice, to suspend sales or withdraw the offering of Shares entirely. The Distributor will promptly notify Service Provider of any such actions.

          11. Service Provider will (i) maintain all records required by law relating to transactions in Shares and, upon request by the Distributor, promptly make such records available as the Distributor may reasonably request in connection with its operations; and (ii) promptly notify the Distributor if Service Provider experiences any difficulty in maintaining the records described in the foregoing clause in accurate and complete manner. In addition, Service Provider and the Distributor will establish appropriate procedures and reporting forms and schedules to enable the parties hereto to identify all accounts opened and maintained by Service Provider's customers.

          12. This Agreement as set forth herein constitutes the entire agreement and under-standing of the parties as to the subject matter hereof, and supersedes all previous discussions and agreements between the parties as to the matters herein addressed. No party shall be bound by any representation with respect to the subject matter of this Agreement other than as expressly set forth herein. This Agreement may be amended or modified only by a writing signed by all parities hereto.

          13. This Agreement shall be governed and construed in accordance with the laws of the

                  State of Texas, except that any conflict of law rule of that jurisdiction that may require reference to the laws of some other jurisdiction shall be disregarded.

          14. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect without impairment.

          15. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto to be effective as of the date first noted above.

AmeriPrime Financial Securities, Inc.      Service Provider:

By:                                        By:

Its:                                       Its: